Exhibit 10.12
ABERCROMBIE & FITCH CO.
NONQUALIFIED SAVINGS AND SUPPLEMENTAL RETIREMENT PLAN (II)
     The Company adopted the Abercrombie & Fitch Co. Nonqualified Savings & Supplemental Retirement Plan, effective July 1, 1998, as most recently amended January 1, 2001. The Plan is hereby amended and restated, as set forth below, to comply with the restrictions imposed by Section 409A of the Code.
     In order to comply with Section 409A of the Code, effective immediately before January 1, 2009, the Abercrombie & Fitch Co. Nonqualified Savings & Supplemental Retirement Plan is divided into two sub-plans, one of which shall be named the Abercrombie & Fitch Co. Nonqualified Savings & Supplemental Retirement Plan I (“Plan I”) and the other of which shall be named the Abercrombie & Fitch Co. Nonqualified Savings & Supplemental Retirement Plan II (“Plan II”). Plan I shall contain the terms and conditions of the Plan as in effect on October 3, 2004, as amended effective as of January 1, 2009, in a manner that did not constitute a material modification. The terms of Plan II shall comply with the requirements of Section 409A of the Code as provided herein. Any “amounts deferred” in taxable years beginning before January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon shall be governed by the terms of Plan I, and it is intended that such amounts and the earnings thereon shall be exempt from the application of Section 409A of the Code. Any “amount deferred” in taxable years beginning on or after January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon shall be governed by the terms and conditions of Plan II, and it is intended that such amounts and the earnings thereon shall be subject to and comply with the payment restrictions imposed under Section 409A of the Code.
ARTICLE I
DEFINITIONS
     For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:
     “Account” means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to this Plan. The sum of each Participant’s Sub-Accounts, in the aggregate, shall constitute his Account. The Account and each and every Sub-Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.
     “Affiliated Group” means (i) the Company, and (ii) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.
     “Aggregated Plan” means any plan that is required to be aggregated with the Plan under Section 409A of the Code. For purposes of clarity, the portion of the Plan consisting of the right to defer Base Salary and Incentive Compensation shall be treated as separate and apart from, and shall not be aggregated with, the portion of the Plan consisting of the right to receive credits of Company Contributions.
     “Base Salary” means the annual base rate of cash compensation payable from the United States by the Affiliated Group to a Participant during a calendar year, excluding Incentive Compensation, bonuses, commissions, severance payments, Company Contributions, qualified plan contributions or benefits, expense reimbursements, fringe benefits prior to reduction for any deferrals under this Plan or any other plan of the Affiliated Groups under Sections 125 or 401(k) of the Code. For purposes of this Plan, Base Salary payable after the last day of a calendar year solely for services performed during the final payroll period described in Section 3401(b) of the Code containing December 31 of such year shall be treated as earned during the subsequent calendar year.
     “Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to the Participant’s receipt of the entire vested amount credited to his Account (or, if none, his beneficiary under the SARP).
     “Beneficiary Designation Form” means the form established from time to time by the Committee that a Participant completes signs and returns to the Committee to designate one or more Beneficiaries.
     “Board” means the Board of Directors of the Company.
     “Change in Control” means the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commencement Date” has the meaning given to such term in Section 2.3 hereof.
     “Committee” means the committee appointed to administer the Plan. Unless and until otherwise specified, the Committee under the Plan shall be the Benefit Plans Committee under the SARP, or its designee.
     “Company” means Abercrombie & Fitch Co. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Abercrombie & Fitch Co. with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

     “Company Contributions” means the Matching Credits, Retirement Credits and Discretionary Credits made to a Participant’s Account under Article V.
     “Compensation Committee” means (i) the Compensation Committee of the Board or (ii) if none exists, the Board.
     “Deferral Election” means the Participant’s election on a form approved by the Committee to defer a portion of his Base Salary, Incentive Compensation or both in accordance with the provisions of Article III.
     “Deferral Sub-Account” means the Participant’s Sub-Account consisting of his Base Salary and Incentive Compensation deferrals and attributable Earnings Credits made under the Plan.
     “Discretionary Credits” means the Company Contributions described in Section 5.4.
     “Discretionary Sub-Account” means the Participant’s Sub-Account consisting of his Discretionary Credits and attributable Earnings Credits.
     “Earnings Credits” means the earnings amounts described in Article VI.
     “Effective Date” means January 1, 2009.
     “Eligible Employee” has the meaning given to such term in Section 2.1 hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Incentive Compensation” means cash compensation payable from the United States to a Participant pursuant to an incentive compensation or retention plan, including but not limited to an annual, semi-annual or long-term incentive compensation plan, whether such plan is now in effect or hereafter established by the Affiliated Group, which the Committee may designate from time to time.
     “Matching Credits” means the various matching amounts described in Section 5.2, consisting of his Base and Additional Matching Credits thereunder.
     “Matching Sub-Account” means the Participant’s Sub-Account consisting of his Matching Credits and attributable Earnings Credits made to the Plan on behalf of the Participant.
     “Newly Eligible Participant” means any Eligible Employee who (i) as of his Commencement Date, is not eligible to participate in the Plan or an Aggregated Plan, and (ii) if he previously participated in the Plan or an Aggregated Plan, has either (A) received payments of all amounts previously deferred under the Plan and any Aggregated Plan as of the Commencement Date, and on or before the last payment was not eligible to continue participation in the Plan or any Aggregated Plan for periods after the last payment, or (B) regardless of whether he has received full payment of all amounts deferred under the Plan or an Aggregated Plan, ceased to be eligible to participate in the Plan and any Aggregated Plan (other than the accrual of earnings) for a period of at least 24 consecutive months prior to his new Commencement Date.
     “Participant” means any Eligible Employee who (i) at any time elected to defer the receipt of Base Salary and/or Incentive Compensation in accordance with the Plan (including amounts treated as Transferred Amounts) or received a credit to his Account pursuant to Article V hereof (including amounts treated as Transferred Amounts), and (ii) in conjunction with his Beneficiary, has not received a complete payment of the vested amount credited to his Account.
     “Payment Election” means the Participant’s election on a form approved by the Committee that is filed along with a Deferral Election, or with respect to Company Contributions, that sets forth the time and form of payment of such deferrals or Company Contributions as provided in Article IV.
     “Performance-Based Compensation” means Incentive Compensation that is based on services performed over a period of at least twelve (12) months and that constitutes “performance-based compensation” within the meaning of Section 409A of the Code. Where a portion of an amount of Incentive Compensation would qualify as Performance-Based Compensation if the portion were the sole amount available under a designated incentive plan, that portion of the award will not fail to qualify as Performance-Based Compensation if that portion is designated separately by the Committee on the Deferral Election or is otherwise separately identifiable under the terms of the designated incentive plan, and the amount of each portion is determined independently of the other.
     “Performance Period” means, with respect to any Incentive Compensation, the period of time during which such Incentive Compensation is earned.
     “Plan” means this deferred compensation plan, which shall be known as the Abercrombie & Fitch Co. Nonqualified Savings & Supplemental Retirement Plan (II).
     “Plan Year” means the calendar year.
     “Prior Plan” means the Abercrombie & Fitch Co. Nonqualified Savings & Supplemental Retirement Plan (I).
     “Rehired Participant” means, with respect to any rehired or transferred employee, an Eligible Employee who at any time during the 24-month period ending on the Eligible Employee’s new Commencement Date participated in or was eligible to participate in the Plan or an Aggregated Plan.
     “Retirement Credits” means the Company Contributions described in Section 5.3(a).
     “Retirement Date” means, with respect to a Participant hired prior to attaining age 60, the date the Participant attains age 55 and has completed five years of service under the SARP. With respect to a Participant hired on or after the date he attains age 60, Retirement Date means the date he attains age 65. For the purposes hereof, a Participant’s hire date is the individual’s date of hire by the Company which immediately precedes the date the Participant first became eligible to participate in the Plan.

     “Retirement Sub-Account” means the Participant’s Sub-Account consisting of his Retirement Credits and attributable Earnings Credits.
     “SARP” means The Abercrombie & Fitch Co. Savings and Retirement Plan.
     “SARP Entry Date” means the Participant’s entry date under the SARP.
     “Separation from Service” means a termination of employment with the Affiliated Group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code. For this purpose, the employment relationship is treated as continuing intact while a Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the Affiliated Group under an applicable statute or by contract. For purposes of this definition, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Affiliated Group. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 12-month period of absence may be substituted for such six-month period.
     “Specified Employee” means a “specified employee”, as defined in Section 409A of the Code (with such classification to be determined in accordance with the methodology established by the Company from time to time in its sole discretion), of the Company or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.
     “Sub-Account” means the Deferral Sub-Account, Matching Sub-Account, Retirement Sub-Account, and Discretionary Sub-Account maintained by the Committee on behalf of Participants pursuant to the Plan.
     “Subsequent Payment Election” has the meaning given to such term in Section 4.2 hereof.
     “Transferred Amounts” shall have the meaning provided in Section 11.1(b).
     “Unforeseeable Emergency” means an “unforeseeable emergency” as defined under Section 409A of the Code.

ARTICLE II
ELIGIBILITY
     2.1 Selection by Committee. Participation in the Plan is limited to those employees of the Affiliated Group who (i) are paid from the United States, (ii) are expressly selected by the Committee, in its sole discretion, to participate in the Plan, (iii) are a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA (the “Eligible Employees”), and (iv) at the time of their initial eligibility, have an annual compensation rate no less than the rate specified in Section 414(q)(1)(B)(i) of the Code. In lieu of expressly selecting Eligible Employees for Plan participation, the Committee may establish eligibility criteria (consistent with the requirements of a “select group of management or highly compensated employees” under ERISA) providing for participation of all Eligible Employees who satisfy such criteria. The Committee may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee.
     2.2 Enrollment Requirements. As a condition to participation, each selected Eligible Employee shall complete, execute and return to the Committee a Deferral Election, Payment Election and Beneficiary Designation Form no later than the date or dates specified by the Committee. In addition, the Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
     2.3 Commencement Date. Each Eligible Employee shall commence participation on the date designated by the Committee (the “Commencement Date”); provided, however, that if an Eligible Employee has not satisfied the applicable enrollment requirements of Section 2.2 within thirty (30) days of his Commencement Date (or such earlier date as specified by the Committee), such individual shall not be eligible to make a Deferral Election for the year in which he first becomes eligible to participate in the Plan.
     2.4 Termination. An Eligible Employee’s entitlement to defer Base Salary shall cease with respect to the calendar year following the calendar year in which he ceases to be an Eligible Employee. An Eligible Employee’s entitlement to defer Incentive Compensation earned during a Performance Period shall cease as of the date of his Separation from Service. Notwithstanding the foregoing, an Eligible Employee shall continue to be subject to all of the terms and conditions of the Plan for as long as he remains a Participant.
ARTICLE III
DEFERRAL ELECTIONS
     3.1. New Participants.
          (a) Qualification as a New Participant. This Section 3.1 applies to each Newly Eligible Participant whose Commencement Date occurs after the first day of a calendar year but prior to November 1 of such calendar year (or such earlier date as specified by the Committee from time to time), excluding any Rehired Participant who as of the time of his

Commencement Date has an Account balance in the Plan or has a Deferral Election on file for the calendar year.
          (b) Deferral Election. A Newly Eligible Participant described in Section 3.1(a) may elect to defer his Base Salary earned during such calendar year or his Incentive Compensation earned during any Performance Period that commences in such calendar year by filing a Deferral Election with the Committee in accordance with the following rules:
               (i) Timing; Irrevocability. The Deferral Election must be filed with the Committee by, and shall become irrevocable as of, the thirtieth (30th) day following the Participant’s Commencement Date (or such earlier date as specified by the Committee on the Deferral Election).
               (ii) Base Salary. The Deferral Election shall only apply to Base Salary earned during such calendar year beginning with the first payroll period that begins immediately after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i) hereof.
               (iii) Incentive Compensation. The Deferral Election shall only apply to Incentive Compensation with respect to a Performance Period that commences during such year but after the Deferral Election becomes irrevocable in accordance with Section 3(b)(i) hereof.
     3.2. Annual Deferral Elections. Unless Section 3.1 applies, an Eligible Employee may elect to defer Base Salary for a calendar year or his Incentive Compensation for a Performance Period, as the case may be, by filing a Deferral Election with the Committee in accordance with the following rules:
          (a) Base Salary. The Deferral Election with respect to Base Salary must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the calendar year for which such Base Salary would otherwise be earned.
          (b) Incentive Compensation. The Deferral Election with respect to Incentive Compensation must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the calender year in which a Performance Period commences in which such Incentive Compensation would otherwise be earned.

          (c) Performance-Based Compensation.
               (i) Notwithstanding anything contained in this Section 3.2 to the contrary, and only to the extent permitted by the Committee, the Deferral Election with respect to Incentive Compensation that constitutes Performance-Based Compensation must be filed with the Committee by, and shall become irrevocable as of, the date that is 6 months before the end of the applicable Performance Period (or such earlier date as specified by the Committee on the Deferral Election), provided that in no event may such Deferral Election be made after such Incentive Compensation has become “readily ascertainable” within the meaning of Section 409A of the Code.
               (ii) In order to make a Deferral Election under this Section 3.2(c), the Participant must perform services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date a Deferral Election becomes irrevocable under this Section 3.2(c).
               (iii) A Deferral Election made under this Section 3.2(c) shall not apply to any portion of the Performance-Based Compensation that is actually earned by a Participant regardless of satisfaction of the performance criteria.
               (iv) To the extent permitted by the Committee, an Eligible Employee described in Section 3.1(a) hereof shall be permitted to make a Deferral Election with respect to Performance-Based Compensation in accordance with this Section 3.2(c) provided that the Eligible Employee satisfies all of the other requirements of this Section 3.2(c).
     3.3. Amount Deferred. A Participant shall designate on the Deferral Election the portion of his Base Salary, Incentive Compensation or both that is to be deferred to his Deferral Sub-Account in accordance with this Article III. Unless otherwise determined by the Committee, a Participant may defer (in 1% increments) up to 75% of his Base Salary and up to 100% of his Incentive Compensation for any Plan Year.
     3.4. Duration and Cancellation of Deferral Elections.
          (a) Duration. Once irrevocable, a Deferral Election shall apply from calendar year to calendar year, or Performance Period to Performance Period, until terminated or modified by a Participant in accordance with the terms of Sections 3.2. Except as provided in Section 3.4(b) hereof, a Deferral Election, once irrevocable, cannot be cancelled during a calendar year or Performance Period. In the case of an Eligible Employee (or previously Eligible Employee) who has an existing Deferral Election in place for the calendar year in which his Commencement Date occurs, the existing Deferral Election shall apply to his Base Salary but not his Incentive Compensation for such calendar year.
          (b) Cancellation.
               (i) The Committee may, in its sole discretion, cancel a Participant’s Deferral Election where such cancellation occurs by the later of the end of the Participant’s taxable year or the 15th day of the third month following the date the Participant incurs a “disability.” For purposes of this Section 3.4(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.
               (ii) The Committee may, in its sole discretion, cancel a Participant’s Deferral Election due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).
               (iii) If a Participant’s Deferral Election is cancelled with respect to a particular calendar year or Performance Period in accordance with this Section 3.4(b), he may make a new Deferral Election for a subsequent calendar year or Performance Period, as the case may be, only in accordance with Section 3.2 hereof.
ARTICLE IV
PAYMENT ELECTIONS
     4.1. Initial Payment Election. A Participant shall file an initial Payment Election in accordance with the following rules:
          (a) Timing; Irrevocability. Subject to Section 4.3, each Newly Eligible Participant shall file an initial Payment Election with the Committee within thirty (30) days of his Commencement Date. Such Payment Election shall designate the form of payment of his Account as provided in Section 4.1(b) and shall become irrevocable as of the thirtieth (30th) day after his Commencement Date (or such earlier date specified by the Committee from time to time). Once irrevocable, a Payment Election may only be changed in accordance with Section 4.2.
          (b) Form of Payment. A Participant may elect on his Payment Election to receive his Account in cash in a single lump sum or annual installments over a five (5) or ten (10) year period. The form of payment designated by the Participant in accordance with this Section 4.1(b) will apply to the portion of the Participant’s Account attributable to deferrals earned and contributions credited to his or her Account after the Payment Election becomes irrevocable.
          (c) Default Election. In the event a Participant fails to file a valid Payment Election in accordance with Section 4.1(a) within thirty (30) days of his Commencement Date, the Participant will be deemed to have filed an irrevocable Payment Election to receive his Account in ten (10) annual installments. Such deemed Payment Election may only be modified in accordance with Section 4.2.

     4.2. Subsequent Payment Elections.
          (a) Subsequent Payment Elections. A Participant may elect on a form provided by the Committee to change the Payment Election with respect to his Account (a “Subsequent Payment Election”). The Subsequent Payment Election shall become irrevocable upon receipt by the Committee and shall be made in accordance with the following rules:
               (i) Filing Procedure. The Subsequent Payment Election may not take effect until at least twelve (12) months after the date on which it is accepted by the Committee. The Subsequent Payment Election most recently accepted by the Committee and that satisfies the requirements of this Section 4.2 shall govern the payout of the Participant’s Account notwithstanding anything contained in Section 4.1 or 4.3 hereof to the contrary.
               (ii) Change in Form of Payment Rules. A Participant may file two Subsequent Payment Elections with the Committee (or such greater number as expressly permitted by the Committee). Except in the event of the death or Unforeseeable Emergency of the Participant, the payment of such Account will be delayed until the fifth (5th) anniversary of the year (or month in the case of a payment made in accordance with Section 7.1(b)) the Account would otherwise have been paid under the Plan if such Subsequent Payment Election had not been made (or, in the case of installment payments, which are treated as a single payment for purposes of this Section, on the fifth (5th) anniversary of the first day of the calendar year that the first installment payment was scheduled to be made).
               (iii) Acceleration Prohibited. The Committee shall disregard any Subsequent Payment Election by a Participant to the extent such election would result in an acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.
     4.3 Special Rules with Respect to Rehired Participants.
          (a) Rehired Participants. This Section 4.3 applies to any Rehired Participant who as of the time of his Commencement Date has an Account balance in the Plan or has a Deferral Election on file for the calendar year. A Rehired Participant described in this Section 4.3(a) shall not be permitted to make a Payment Election in accordance with Section 4.1(a).
          (b) New Payment Elections. Notwithstanding Section 4.3(a), a Rehired Participant described in Section 4.3(a) who does not have an Account balance on his Commencement Date may file a new Payment Election with respect to future deferrals and Company Contributions during the open enrollment period that follows his or her Commencement Date. Such Payment Election must become irrevocable no later than December 31 of the calendar year of such Rehired Participant’s Commencement Date. The form of payment designated by the Rehired Participant in accordance with this Section 4.3(b) will apply to the portion of the Participant’s Account attributable to deferrals earned and contributions credited to his or her Account after the Payment Election becomes irrevocable. In all other respects the Payment Election will comply with the requirements of Section 4.1(b) as to the form of payment that may be elected by the Rehired Participant. In the event the Rehired Participant fails to make a new Payment Election under this Section 4.3(b), the Rehired Participant’s

Account shall be subject to Section 4.3(c). Once irrevocable, a Payment Election may only be changed in accordance with Section 4.2.
          (c) Continuing Payment Elections. With respect to a Rehired Participant who has an Account balance in the Plan as of his or her Commencement Date and with respect to any Rehired Participant who fails to make a Payment Election under Section 4.3(b), the Payment Election previously filed by such Participant during his or her immediately prior period of participation in the Plan shall continue to apply to all future deferrals and Company Contributions credited to the Rehired Participant’s Account. Such Payment Election may only be modified in accordance with Section 4.2.
ARTICLE V
COMPANY CONTRIBUTIONS
     5.1. Company Contributions. Any entity in the Affiliated Group may, in its sole discretion, provide Company Contributions under this Plan with respect to one or more Participants as set forth in this Article V.
     5.2. Matching Credits.
          (a) Base Matching Credit. For each payroll period, a Participant who has a Deferral Election of Base Salary or Incentive Compensation in effect for the Plan Year (or portion thereof) shall receive a “Base Matching Credit” under the Plan equal to 100% of his Base Salary and Incentive Compensation deferrals for the Plan Year (or portion thereof) with respect to the first 3% of his Base Salary and Incentive Compensation earned in the Plan Year.
          (b) Additional Matching Credit. For each Plan Year, a Qualifying SARP Participant shall receive an “Additional Matching Credit” under the Plan equal to 3% of his Excess Compensation for the Plan Year; provided, however, such Additional Matching Credit for a Plan Year shall not be made with respect to Excess Compensation that exceeds the amount the Participant deferred under the Plan for that Plan Year unless the Participant has made the maximum pre-tax deferral under the SARP that is permitted under Section 402(g) of the Code for the Plan Year. For purposes hereof:
               (i) “Qualifying SARP Participant” is a Participant who (A) is a participant of the SARP during the Plan Year and (B) has a Deferral Election of Base Salary in effect under the Plan equal to at least 3% (or for Plan Years ending before January 1, 2009, such lesser percentage accepted by the Committee) of his “gross” Base Salary for the entire Plan Year (or the portion thereof following his Commencement Date).
               (ii) “Excess Compensation” for a Plan Year means (A) a Participant’s “gross” SARP Compensation before reduction by his Base Salary or Incentive Compensation deferrals under the Plan earned in the Plan Year (or the portion thereof following the SARP Entry Date), over (B) his Adjusted Compensation for the Plan Year.
               (iii) “Adjusted Compensation” means the lesser of (A) the annual maximum compensation limit in effect under Section 401(a)(17) of the Code or (B) the Participant’s “net” SARP Compensation after reduction by his Base Salary or Incentive

Compensation deferrals under the Plan for the Pan Year (or the portion thereof following his SARP Entry Date).
               (iv) “SARP Compensation” means the compensation of a SARP participant, as defined and provided under the SARP for purposes of determining such SARP participant’s deferral contribution and employer contributions with respect to the SARP, calculated without regard to the maximum compensation limit under Section 401(a)(17) of the Code, or such other amount as specified by the Committee.
          (c) Special Rule with Respect to Newly Eligible Participants. A Participant whose Commencement Date occurs on or after November 1 of a Plan Year shall not receive the Additional Matching Credit for that Plan Year. A Participant whose Commencement Date occurs on or after January 1 and before November 1 of a Plan Year may be entitled to a Company Discretionary Credit under Section 5.4 for that Plan Year, but shall not be entitled to an Additional Matching Credit for that Plan Year.
     5.3. Retirement Credits.
          (a) Retirement Credit For each Plan Year, a Qualifying SARP Participant shall receive a “Retirement Credit” under the Plan equal to his Excess SARP Retirement Contribution for the Plan Year.
               (i) For purposes of this Section 5.3, “Qualifying SARP Participant” is a Participant who (A) is a participant of the SARP and (B) received a SARP Retirement Contribution for the Plan Year.
               (ii) “Excess SARP Retirement Contribution” for a Plan Year means the (A) the SARP Retirement Contribution he would have received under the SARP based on his “gross” SARP Compensation before reduction for Base Salary and Incentive Compensation deferrals under the Plan for the Plan Year (or the portion thereof following his SARP Entry Date), calculated without regard to the maximum compensation limit under Section 401(a)(17) of the Code and the maximum annual addition limits under Section 415 of the Code, reduced by (B) his actual SARP Retirement Contribution for the Plan Year.
               (iii) “SARP Retirement Contribution” means the Company Retirement Contribution, as defined and provided under the SARP, or such other or successor non-elective employer contribution under the SARP as specified by the Committee.
               (iv) “SARP Compensation” means the compensation of a SARP participant, as defined and provided under the SARP for purposes of determining such SARP participant’s deferral contribution and employer contributions, or such other amount as specified by the Committee.
          (b) Special Rule with Respect to Newly Eligible Participants. A Participant whose Commencement Date occurs on or after November 1 of a Plan Year shall not receive the Retirement Credit for that Plan Year. A Participant whose Commencement Date occurs on or after January 1 and before November 1 of a Plan Year may be entitled to a Company

Discretionary Credit under Section 5.4 for that Plan Year, but shall not be entitled to a Retirement Credit for that Plan Year.
     5.4 Discretionary Credit. For each Plan Year, the Compensation Committee may award any particular Participant a “Discretionary Credit” under the Plan equal to the amount determined by the Compensation Committee in its sole discretion; provided, however, any Discretionary Credit provided under this Section 5.4 shall be based on compensation paid to or services provided by the Participant after the date the Participant’s Payment Election became irrevocable.
     5.5. Allocating Company Contributions. A Participant’s Base Matching Credits shall be credited to his Matching Sub-Account effective as of each payroll period (or such later date as determined by the Committee). A Participant’s Additional Matching Credits shall be credited to his Matching Sub-Account effective as of the last day of the Plan Year (or such later date as determined by the Committee) if the Participant is employed on such date. A Participant’s Retirement Credit shall be credited to his Retirement Sub-Account effective as of the last day of the Plan Year (or such other date as determined by the Committee) if the Participant is employed on such date. A Participant’s Discretionary Credit shall be credited to his Discretionary Sub-Account effective as of the last day of the Plan Year (or such other date as determined by the Committee) if the Participant is employed on such date.
     5.6. Vesting in Company Contributions. A Participant shall have a vested interest in his Matching Sub-Account and Retirement Sub-Account equal to the balance thereof multiplied by the vesting percentage applicable to him under the vesting schedule in effect under the SARP, based on his years of service thereunder, or such greater vesting percentage as may be determined by the Committee. A Participant shall have a vested interest in his Discretionary Sub-Account in accordance with the vesting schedule as shall be adopted by the Compensation Committee, in its sole discretion, in connection with any Discretionary Credits under the Plan. Upon a Participant’s Separation from Service, the non-vested portion of his Account shall be immediately forfeited effective as of the date of his Separation from Service. Participants are 100% vested in their Base Salary and Incentive Compensation deferrals.
ARTICLE VI
EARNINGS CREDITS
     To the extent provided by the Committee in its sole discretion, each of the Participant’s Sub-Accounts will be credited with Earnings Credits for each calendar year or other period, based on the rate of interest established by the Committee in its sole discretion, applying such policies and procedures established by the Committee. By electing to defer any amount under the Plan (or by receiving or accepting any benefit under the Plan), each Participant acknowledges and agrees that the Affiliated Group is not and shall not be required to make any specific investment in connection with the Plan. The Participant’s Earnings Credits shall be credited to his respective Sub-Accounts, effective as of the dates determined by the Committee.

ARTICLE VII
PAYMENTS
     7.1 Date of Payment of Sub-Accounts. Except as otherwise provided in this Article VII, a Participant’s Account shall commence to be paid as follows:
          (a) Retirement. Except as otherwise provided in this Article VII, upon the Participant’s Separation from Service on or after his Retirement Date (other than as a result of his death), the vested amounts credited to the Participant’s Account shall be paid or commence to be paid in the calendar year following the Participant’s Separation from Service in the form elected by the Participant under Section 4.1(b) and 4.3(b) (or such later date as required under Section 4.2).
          (b) Other Termination of Employment. In the event of a Participant’s Separation from Service prior to his Retirement Date, the vested amounts credited to such Participant’s Account shall be paid in a lump sum within ninety (90) days following the Participant’s Separation from Service (or such later date as required under Section 4.2).
     7.2. Mandatory Six-Month Delay. Except as otherwise provided in Sections 7.5(a), 7.5(b) and 7.5(c), in no event may payments from the Account of a Participant who is a Specified Employee commence prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death).
     7.3. Death of Participant.
          (a) Time and Form of Payment. In the event that a Participant’s Separation from Service is a result of his death, the vested amounts credited to such Participant’s Account shall be paid to his Beneficiary in a lump sum within ninety (90) days of his death. In the event of the Participant’s death after his Separation from Service and before all installment payments payable to the Participant under Section 7.1(a) have been paid, the Plan shall pay his Beneficiary any remaining installment payments in accordance with the installment schedule that has already commenced.
          (b) Beneficiary Designation. Each Participant shall file a Beneficiary Designation Form with the Committee at the time the Participant files an initial Payment Election. A Participant’s Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Committee that bears the latest date at the time of the Participant’s death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 7.3(b), then his Beneficiary shall be his estate.
     7.4. Withdrawal Due to Unforeseeable Emergency. A Participant during employment shall have the right to request, on a form provided by the Committee, an accelerated payment of all or a portion of his Account in a lump sum if he experiences an Unforeseeable Emergency. The Committee shall have the sole discretion to determine whether to grant such a request and the amount to be paid pursuant to such request.

          (a) Determination of Unforeseeable Emergency. Whether a Participant is faced with an unforeseeable emergency permitting a payment under this Section 7.4 is to be determined based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available if the Plan provides for cancellation of a Deferral Election upon a payment due to an Unforeseeable Emergency. However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions of Section 409A of the Code.
          (b) Payment of Account. Payment shall be made within thirty (30) days following the determination by the Committee that a withdrawal will be permitted under this Section 7.4, or such later date as may be required under Section 7.2 hereof.
     7.5. Discretionary Acceleration of Payments. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section. The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.
          (a) Domestic Relations Orders. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code). Unless otherwise provided in the domestic relations order, payment shall be made to such individual in a lump sum payment within ninety (90) days of receipt of the final domestic relations order approved by the Committee.
          (b) Conflicts of Interest. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

          (c) Employment Taxes. The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.
          (d) Limited Cash-Outs. Subject to Section 7.2 hereof, the Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.
          (e) Payment Upon Income Inclusion Under Section 409A. Subject to Section 7.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.
          (f) Payment of state, local, or foreign taxes. Subject to Section 7.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan. The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the participant. Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.
          (g) Certain Offsets. Subject to Section 7.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
          (h) Bona fide disputes as to a right to a payment. Subject to Section 7.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.
          (i) Plan Terminations and Liquidations. Subject to Section 7.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 9.2 hereof.
Except as otherwise specifically provided in this Plan, including but not limited to Section 3.4(b), this Section 7.5, 7.7 and Section 9.2 hereof, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.
     7.6. Delay of Payments. To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:
          (a) Payments subject to Section 162(m). A payment may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code. If a payment is delayed pursuant to this Section 7.6(a), then the payment must be made either (i) during the Company’s first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code, or (ii) during the period beginning with the first business day of the seventh month following the Participant’s Separation from Service (the “six month anniversary”) and ending on the later of (x) the last day of the taxable year of the Company in which the six month anniversary occurs or (y) the 15th day of the third month following the six month anniversary. Where any scheduled payment to a specific Participant in a Company’s taxable year is delayed in accordance with this paragraph, all scheduled payments to that Participant that could be delayed in accordance with this paragraph must also be delayed. The Committee may not provide the Participant an election with respect to the timing of the payment under this Section 7.6(a). For purposes of this Section 7.6(a), the term Company includes any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.
          (b) Federal Securities Laws or Other Applicable Law. A Payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.
          (c) Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
     7.7. Calculation of Installment Payments. In the event that an Account is paid in installments: (i) the first installment shall commence on the date specified in Section 7.1 (subject to Section 7.2), and each subsequent installment shall be paid on the commencement anniversary date until the Account has been fully paid; (ii) the amount of each installment shall equal the quotient obtained by dividing the Participant’s vested Account balance as of the end of the month immediately preceding the month of such installment payment by the number of installment payments remaining to be paid at the time of the calculation; and (iii) the amount of such Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Article VI hereof. By way of example, if the Participant elects to receive payments of an Account in equal annual installments over a period of ten (10) years, the first payment shall equal 1/10 of the vested Account balance, calculated as described in this Section 7.7. The following year, the payment shall be 1/9 of the vested Sub-Account balance, calculated as described in this Section 7.7.
     7.8. Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article VII, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.
     7.9. Discharge of Obligations. The payment to a Participant or his Beneficiary of a his Account in a single lump sum or the number of installments elected by the Participant shall discharge all obligations of the Affiliated Group to such Participant or Beneficiary under the Plan with respect to that Account.

ARTICLE VIII
ADMINISTRATION
     8.1. General. The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have the full power, discretion and authority to carry out the provisions of the Plan, including the authority to (a) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (b) resolve all other questions arising under the Plan, including any factual questions and questions of construction, and (c) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Affiliated Group, employees, Participants, and their estates and Beneficiaries. In accordance with the provisions of Section 503 of ERISA, the Committee shall provide a procedure for handling claims of Participants or their Beneficiaries under the Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Committee of any such denial.
     8.2. Compliance with Section 409A of the Code.
          (a) It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.
          (b) Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.
          (c) Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

ARTICLE IX
AMENDMENT AND TERMINATION
     9.1. Amendment. The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board. Moreover, the Committee may amend the Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Section 409A of the Code or other applicable law; provided, however, that such amendments, in the aggregate, may not materially increase the benefit costs of the Plan to the Company. In no event shall any such action by the Board or Committee adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary, unless the Board or the Committee, as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, modify the rules applicable to Deferral Elections, Payment Elections and Subsequent Payment Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.
     9.2. Payments Upon Termination of Plan. In the event that the Plan is terminated, the amounts allocated to a Participant’s Sub-Accounts shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and subject to Section 7.2 hereof:
          (a) Liquidation; Bankruptcy. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Account to the Participant or, if applicable, his Beneficiary within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(a), provided that the amounts are included in the Participant’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture as defined under Section 409A of the Code; or (iii) the first calendar year in which the payment is administratively practicable.
          (b) Change in Control. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Account to the Participant or, if applicable, his Beneficiary pursuant to an irrevocable action taken by the Board within the 30 days preceding or the 12 months following a Change in Control, provided that this paragraph will only apply if all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 409A of the Code are terminated and paid with respect to each Participant that experienced the Change in Control event, so that under the terms of the termination and payment all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.
          (c) Discretionary Terminations. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Account to the Participant or, if applicable, his Beneficiary, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code); (ii) The Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within 12 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within 24 months of the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Section 409A of the Code if the same Participant participated in both plans, at any time within three years following the date the Board takes all necessary action to irrevocably terminate and liquidate the Plan.
          (d) Other Events. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant’s entire Account to the Participant or, if applicable, his Beneficiary upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
ARTICLE X
MISCELLANEOUS
     10.1. Non-alienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 7.5(a) hereof, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.
     10.2. Participation by Employees of Affiliated Group Members. Any member of the Affiliated Group may, by action of its board of directors or equivalent governing body and with the consent of the Company’s Board of Directors, adopt the Plan; provided that the Company’s Board of Directors may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, the adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating affiliate. An Eligible Employee who is employed by a member of the Affiliated Group and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company. The Account of a Participant employed by a participating member of the Affiliated Group shall be paid in accordance with the Plan solely by such member to the extent attributable to Base Salary or Incentive Compensation that would have been paid by such participating member in the absence of deferral pursuant to the Plan, unless the Board otherwise determines that the Company shall be the obligor.
     10.3. Interest of Participant.
          (a) The obligation of the Company and any other participating member of the Affiliated Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating members of the Affiliated Group) to make payments from their general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Affiliated Group. Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees. It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group’s obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company and the other participating members of the Affiliated Group.
          (b) In the event that, in the sole discretion of the Committee, the Company and/or the other members of the Affiliated Group purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company and/or the other members of the Affiliated Group to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Participants nor their Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company and/or the other members of the Affiliated Group shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. A Participant’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to such Participant or any other person.

     10.4. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Affiliated Group or the officers, employees or directors of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
     10.5. Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.
     10.6. Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.
     10.7. Relationship to Other Plans. The Plan is intended to serve the purposes of and to be consistent with any incentive compensation plan approved by the Committee for purposes of the Plan.
     10.8. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.
     10.9. Withholding of Taxes. Subject to Section 7.5 hereof, to the extent required by the law in effect at the time payments are made, the Affiliated Group may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required. The Affiliated Group shall have the right in its sole discretion to (a) require a Participant to pay or provide for payment of the amount of any taxes that the Affiliated Group may be required to withhold with respect to amounts that the Company credits to a Participant’s Account or (b) deduct from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company may be required to withhold with respect to amounts that the Company credits to a Participant’s Account.
     10.10. Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems and may be used, without limitation, to make elections or to make beneficiary designations required under the Plan.
     10.11. Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.
     10.12. Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company or the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.
ARTICLE XI
PRIOR PLAN AND TRANSITION RULES
     11.1. Prior Plan.
          (a) Pre-2005 Deferrals. Any “amounts deferred” in taxable years beginning before January 1, 2005 under the Prior Plan (within the meaning of Section 409A of the Code) and any earnings thereon shall be governed by the terms of the Prior Plan as in effect on October 3, 2004, and it is intended that such amounts and any earnings thereon be exempt from the application of Section 409A of the Code. Nothing contained herein is intended to materially enhance a benefit or right existing under the Prior Plan as of October 3, 2004 or add a new material benefit or right to such Prior Plan. As of January 1, 2009, the Prior Plan is frozen, and neither the Company, its affiliates nor any individual shall make or permit to be made any additional contributions or deferrals under the Prior Plan (other than earnings) on or after that date.
          (b) Post-2004 Deferrals. Any “amounts deferred” in taxable years beginning on or after January 1, 2005 (within the meaning of Section 409A of the Code) under the Prior Plan and any earnings thereon shall be transferred to the Plan and shall be governed by the terms and conditions of the Plan (the “Transferred Amounts”).
          (c) Continuation of Participation and Payment Elections. Unless otherwise determined by the Committee, participants of the Prior Plan who have Transferred Amounts under the Plan will become Participants of the Plan as of the Effective Date. The payment elections of such Participants under the Prior Plan shall remain in effect under the Plan and may only be changed in accordance with Section 4.2 or Section 11.2 hereof.
     11.2. Transition Relief for Payment Elections. A Participant designated by the Committee may, no later than a date specified by the Committee (provided that such date occurs no later than December 31, 2007 or such other date as permitted under Section 409A of the Code) elect on a form provided by the Committee to (a) change the date of payment of his Account to a date otherwise permitted under the Plan or (b) change the form of payment of his Account to a form of payment otherwise permitted under the Plan, without complying with the special timing requirements of Section 4.2. Notwithstanding the preceding sentence, a Participant cannot change his Payment Election to delay payment of an amount that he would have otherwise received in the year such change is made and a Participant may not change a

Payment Election to accelerate the payment of an amount due to be paid in a later year and cause such amount to be paid in the year the election change is made. This Section 11.2 is intended to comply with the requirements of Notice 2007-86 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent.

ABERCROMBIE & FITCH CO.
By:	/s/ Kevin Flatley
Kevin Flatley, Vice President of Compensation & Benefits